Exhibit 10(e)(16)

Annual Performance Incentive Plan for 2008 (“2008 APIP”)

Under the 2008 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if annual performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved an annual incentive target and maximum opportunity for 2008, expressed as a percentage of base salary for each participating officer. Certain additional goals were established for some officers based on business unit goals. The Committee also established overall threshold, target and maximum measures of performance for the 2008 APIP. The performance measures and weightings for 2008 were constant currency revenue growth (30%), earnings per share (40%) and core cash flow from operations (30%).

For 2008, the performance against the 2008 APIP goals was as follows: Constant currency revenue growth was below threshold, and on an adjusted basis, earnings per share and core cash flow from operations were above threshold and below target.